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                     December 19, 2022

       Shou Donghua
       Chief Financial Officer
       China Petroleum & Chemical Corporation
       22 Chaoyangmen North Street
       Chaoyang District
       Beijing, 100728
       The People's Republic of China

                                                        Re: China Petroleum &
Chemical Corporation
                                                            Form 20-F for
Fiscal Year Ended December 31, 2020
                                                            Filed April 20,
2021
                                                            File No. 001-15138

       Dear Shou Donghua:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation